REGENCY CENTERS CORPORATION

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS EXERCISES OPTION TO INCREASE INTEREST IN MCW II PARTNERSHIP

Jacksonville, Fla. (November 11, 2009) — Regency Centers Corporation announced today it has notified Macquarie CountryWide (MCW) that the Company will exercise its options to increase its interest in Macquarie CountryWide-Regency II, LLC (MCW II), an existing co-investment partnership between Global Retail Investors LLC (GRI), Regency and MCW that currently owns 86 retail shopping centers across the country.

In July 2009, GRI, a joint venture between the California Public Employees’ Retirement System (CalPERS) and an affiliate of First Washington Realty, Inc., agreed to purchase the majority of MCW’s interest in MCW II. At that time, the partnership was valued at $1.73 billion for the transaction. The first phase of the transaction which involved the sale of 45% of the partnership to GRI closed July 31, 2009. The second phase in which an additional 15% of the partnership will be sold by MCW to GRI is scheduled to close upon receipt of lender consents required under certain of the partnership’s property-level loans. As part of the agreement, Regency acquired two options to purchase the remainder of MCW’s interest (up to 15% in total) at a 7.7% discount.

Expected closing of the increased interest is December 1, 2009. With the closing, Regency’s ownership in MCW II will increase to 40%. Regency will remain the managing member of the partnership and retain management and leasing responsibilities.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2009, the Company owned 409 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 54.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 194 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.